United States
          Securities and Exchange Commission
                Washington, D.C.  20549

                     Schedule 13G
       Under the Securities Exchange Act of 1934
                  (Amendment No. N/A)


           Advantage Learning Systems, Inc.
        ---------------------------------------
                   (Name of Issuer)


             Common Stock, $.01 par value
        ---------------------------------------
            (Title of Class of Securities)


                       00757K100
        ---------------------------------------
                    (CUSIP Number)




* The remainder of this cover page shall be filled out for a reporting person's initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                     Schedule 13G

CUSIP No. 00757K100

1.   NAME OF REPORTING PERSON.
          The Terrance and Judith Paul Descendants' Trust
          Mark J. Bradley, Trustee
     S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

          (a)  [     ]
          (b)  [     ]

3.   SEC USE ONLY.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION.
          USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5.   SOLE VOTING POWER.
          963,843
6.   SHARED VOTING POWER.
          N/A
7.   SOLE DISPOSITIVE POWER.
          963,843
8.   SHARED DISPOSITIVE POWER.
          N/A
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON.
          963,843
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES.

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).
          5.7%
12   TYPE OF REPORTING PERSON.
          OO

                     Schedule 13G

CUSIP No. 00757K100

ITEM 1(a). NAME OF ISSUER
     Advantage Learning Systems, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
OFFICES.
     2911 Peach Street
     Wisconsin Rapids, Wisconsin  54995-8036

ITEM 2(a). NAME OF PERSON FILING
     The Terrance and Judith Paul Descendants' Trust
     Mark J. Bradley, Trustee

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF
NONE, RESIDENCE
     Ruder, Ware & Michler S.C.
     Suite 700
     500 Third Street
     Post Office Box 8050
     Wausau, Wisconsin  54402-8050

ITEM 2(c). CITIZENSHIP
     U.S.A.

ITEM 2(d). TITLE OR CLASS OF SECURITIES
     Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER
     00757K100

ITEM 3.
     N/A

ITEM 4. OWNERSHIP
     (a)  Amount Beneficially Owned:  963,843
     (b)  Percent of Class:  5.7%
     (c)  Number of Shares as to which such person has:
        (i)  sole power to vote or direct the vote: 963,843
        (ii) shared power to vote or direct the vote: N/A
        (iii)sole power to dispose or to direct the disposition of: 963,843
        (iv) shared power to dispose or to direct the disposition of:  N/A

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
[  ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
OF ANOTHER     PERSON.
     N/A

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE
SUBSIDIARY WHICH    ACQUIRED THE SECURITY BEING
REPORTED ON BY THE PARENT HOLDING  COMPANY.
          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS
OF THE GROUP.
          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          N/A

ITEM 10. CERTIFICATION
          N/A

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true complete and correct.

Dated as of the 12th day of February, 1998.


                              /s/ Mark J. Bradley
                              ------------------------------
                              Mark J. Bradley, Trustee
                              The Terrance and Judith Paul
                              Descendants' Trust